As filed with the Securities and Exchange Commission on August 21, 2009
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_________________________________

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
_________________________________

EL CAPITAN PRECIOUS METALS, INC.
(Exact name of registrant as specified in its charter)

Nevada		88-0482413
(State or other jurisdiction of Incorporation or organization)	15225 N. 49th Street Scottsdale, AZ 85254 Telephone (602) 595-4997 Facsimile: 602-595-4427	(I.R.S. Employer Identification No.)

(Address of principal executive offices)
_______________________________

2005 STOCK INCENTIVE PLAN
 (Full title of the Plan)
_______________________________

Stephen J. Antol
Chief Financial Officer
El Capitan Precious Metals, Inc.
15225 N. 49th Street
Scottsdale, AZ 85254
Telephone: (602) 595-4997
Facsimile:  602-595-4427
 (Name and address of agent for service)
Copies to: William M. Mower, Esq. Maslon Edelman Borman & Brand, LLP 3300 Wells Fargo Center 90 South 7th Street Minneapolis, Minnesota 55402 Telephone: (612) 672-8200 Facsimile: (612) 642-8358
___________________________________

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Proposed Maximum Amount to be Registered(1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.001 per share	8,000,000	(3)	$0.10	$800,000	$44.64	(4)

(1)
In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interest to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)
Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and (h) and based upon the average low and high sales prices of the Registrant’s Common Stock on August 19, 2009, as reported on the OTC bulletin board.

(3)
The Registrant’s 2005 Stock Incentive Plan authorizes the issuance of a maximum of 16,000,000 shares of the Registrant’s common stock, of which 5,000,000 shares were previously registered on Form S-8, File No. 333-126697, filed on July 19, 2005; and 3,000,000 shares were previously registered on Form S-8, File No. 333-146788, filed on October 18, 2007.  The contents of such prior registration statements are incorporated by reference herein.  This registration statement registers an additional 8,000,000 shares under the 2005 Stock Incentive Plan.

(4)
Registration fees are currently being paid with respect to the 8,000,000 shares under the 2005 Stock Incentive Plan being registered under this registration statement.  We previously registered 8,000,000 shares under the 2005 Stock Incentive Plan. See “Incorporation of Contents of Registration Statement by Reference.”

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE

Registration statements on Form S-8 (File Nos. 333-126697 and 333-146788) were filed with the Securities and Exchange Commission on July 19, 2005 and October 18, 2007 covering the registration of 5,000,000 shares and 3,000,000 shares, respectively, authorized for issuance under our 2005 Stock Incentive Plan (the “2005 Plan”).  Pursuant to Rule 429 and General Instruction E of Form S-8, this registration statement is being filed to register an additional 8,000,000 shares authorized under the 2005 Plan.  This registration statement should also be considered a post-effective amendment to the prior registration statement.  The contents of the aforementioned registration statement are incorporated herein by reference.

PART I

As permitted by the rules of the Securities and Exchange Commission, this registration statement omits the information specified in Part I of Form S-8.  The documents containing the information specified in Part I of this registration statement will be sent or given to eligible employees as specified in Rule 428(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Such documents are not being filed with the Commission either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act.

1

PART II

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission are hereby incorporated by reference herein:

(a)	Annual Report on Form 10-KSB for the fiscal year ended September 30, 2008 filed on January 13, 2009, as amended on April 13, 2009;

(b)
Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2008, filed on February 4, 2009 (as amended on April 10, 2009), ended March 31, 2009, and filed on June 3, 2009, and ended June 30, 2009 filed on August 5, 2009;

(c)	Current Reports on Form 8-K filed on February 4, 2009, March 12, 2009, April 28, 2009 and May 6, 2009; and

(d)
Registration Statement on Form S-3 filed January 30, 2006, as amended by Post-effective Amendment No. 1 to Form S-3 on Form SB-2/A filed January 24, 2007, containing the description of capital stock as set forth in the section entitled “Description of Capital Stock.”

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Pursuant to our articles of incorporation and bylaws, we may indemnify an officer or director who is made a party to any proceeding, because of his position as such, to the fullest extent authorized by Nevada General Corporation Law, as the same exists or may hereafter be amended.  In certain cases, we may advance expenses incurred in defending any such proceeding.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.  If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any of our directors, officers or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of that issue.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

Exhibit	Description
5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered

10.1	2005 Stock Incentive Plan, as amended (Incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K filed on June 20, 2008)

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Maslon Edelman Borman & Brand, LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature page hereof)

Item 9.  Undertakings.

The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and prices represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on the 21st day of August, 2009.

EL CAPITAN PRECIOUS METALS, INC.

By:	/s/ Stephen J. Antol
Stephen J. Antol
Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature to this Registration Statement appears below hereby constitutes and appoints Stephen J. Antol as his or her true and lawful attorney-in-fact and agent, with full power of substitution, to sign on his or her behalf individually and in the capacity stated below and to perform any acts necessary to be done in order to file all amendments to this Registration Statement and any and all instruments or documents filed as part of or in connection with this Registration Statement or the amendments thereto and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.  The undersigned also grants to said attorney-in-fact, full power and authority to do and perform any and all acts necessary or incidental to the performance and execution of the powers herein expressly granted. This Power of Attorney shall remain in effect until revoked in writing by the undersigned.

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed as of the 21st day of August, 2009, by the following persons in the capacities indicated.

Name	Title
/s/ Charles C. Mottley	President and Chief Executive Officer (Principal Executive Officer) and Director
Charles C. Mottley

/s/ Stephen J. Antol	Chief Financial Officer (Principal Financial and Accounting Officer)
Stephen J. Antol

/s/ James G. Ricketts	Director
James G. Ricketts

/s/ John F. Stapleton	Director and Chairman of the Board
John F. Stapleton

INDEX TO EXHIBITS

Exhibit	Description

5.1	Opinion of Maslon Edelman Borman & Brand, LLP as to the legality of the securities being registered

23.1	Consent of Independent Registered Public Accounting Firm